Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------


ACORN HOLDING CORP. ANNOUNCES AGREEMENT TO ACQUIRE VALENTEC SYSTEMS, INC.

NEW CANAAN, CONNECTICUT,  MAY 27, 2005--Acorn Holding Corp. (OTC Bulletin Board:
AVCC.PK) and Valentec Systems, Inc. announced today that they have entered into an agreement whereby Acorn Holding would acquire 100% ownership of Valentec Systems in exchange for newly-issued shares of Acorn Holding common stock. It is anticipated that after the consummation of the transaction and a related recapitalization, current stockholders of Acorn Holding will own approximately 10%.

Although the parties hope to complete the transaction by May 31, 2005, closing of the acquisition is subject to various conditions being satisfied, including representations and warranties of the parties being accurate in all material respects, and absence of any pending litigation seeking to restrain or invalidate the transaction and an absence of material adverse changes. Consummation of the transaction also requires the execution and delivery of amendments to various financing and consulting agreements.

Valentec, based in Louisiana, is a privately-owned small business company in the defense systems industry, providing conventional ammunition, pyrotechnic, and related defense products as well as systems management and munitions components and assemblies to the United States government and several Department of Defense approved foreign governments.

Acorn Holding is a holding company which formerly manufactured silicon wafers through one wholly-owned subsidiary, Recticon Enterprises, Inc. In 2003, Recticon was liquidated and all of its assets sold.

Certain statements included in this press release constitute forward looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward looking statements.

Contact:          Edward N. Epstein, President
                  212-536-4089